Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Equity Award Plan of Carbonite, Inc. of our reports dated March 10, 2015, with respect to the consolidated financial statements of Carbonite, Inc. and the effectiveness of internal control over financial reporting of Carbonite, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 10, 2015